UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 22, 2016

CTI BIOPHARMA CORP.
(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
3101 Western Avenue, Suite 600
Seattle, Washington 98121
(Address of principal executive offices)
Registrant’s telephone number, including area code: (206) 282-7100
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 22, 2016, CTI BioPharma Corp. (the “Company”) received a notice from the staff of the listing qualifications department of The NASDAQ Stock Market indicating that for 30 consecutive business days the closing bid price of the Company’s common stock was below the minimum $1.00 per share requirement for continued listing of the Company’s common stock on The NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2). This notification has no immediate effect on the listing of or the ability to trade the Company’s common stock on The NASDAQ Capital Market.

NASDAQ Listing Rule 5810(c)(3)(A) provides the Company with a grace period of 180 calendar days, or until September 19, 2016, to regain compliance with the minimum closing bid price requirement. The Company will achieve compliance if the closing bid price of the Company’s common stock is $1.00 per share or more for a minimum of 10 consecutive business days before September 19, 2016, in which case the staff of the listing qualifications department of The NASDAQ Stock Market will provide the Company with written confirmation of compliance, and the matter will be closed. In the event the Company does not regain compliance with NASDAQ Listing Rule 5550(a)(2) within this compliance period, the Company may be eligible for an additional 180 days to regain compliance if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The NASDAQ Capital Market, with the exception of the bid price requirement, and provides written notice of its intention to cure the deficiency during the second compliance period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI BIOPHARMA CORP.
Date: March 23, 2016	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and
Administration